CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made, entered into, and effective as of this 9th day of May, 2018 (the "Effective Date"), by and between US Asian Consulting Group, LLC (hereinafter referred to as "Consultant") and Nexalin Technology, Inc. (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, Consultant desires to provide such consulting services for the Company as an independent contractor, with the understanding that it shall not be required to devote its full time to the business of the Company and shall be free to pursue other personal and business interests. Notwithstanding the foregoing, Consultant agrees to devote sufficient time and energy to accomplish the goals and perform the services specified herein; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. CONSULTING ARRANGEMENT.

1.1. The Company hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Company from time to time during the term of this consulting arrangement in connection with the Company's business throughout the United States and world-wide ("Consulting Arrangement"). Said consulting services shall include, but not be limited to, corporate development, providing guidance and advice with respect to financing arrangements, product development, customer service, fulfillment services and operations, and communicating about the Company to prospective customers, partners or collaborators. Consultant shall use its best efforts to keep the Company informed of all corporate business opportunities which shall come to its attention and appear beneficial to the Company's business so that the Company can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts

1.2. Consultant shall be entitled to rely upon and shall not be under any obligation to independently verify the accuracy and completeness of any information provided to (or caused to be provided to) Consultant by the Company or any of the representations and warranties (oral or written) furnished or given to Consultant hereunder by the Company or otherwise provided to (or caused to be provided to) Consultant by the Company, including by any of the representatives of the Company (collectively the "Information Documents"). The Consultant shall be under no

obligation to investigate any changes which may occur in the Information Documents or any of such representations and warranties subsequent to the date thereof.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. Consultant shall be free to devote its time, energy and skill to any such person, firm or company as it deems advisable except to the extent it is obligated to devote its time, energy and skill to the Company pursuant to the terms of its Agreement. Consultant shall not be considered as having an employee status vis-a-vis the Company, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Company. The Company shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Company against nonpayment thereof.

3. COMPENSATION FOR THE CONSULTING ARRANGEMENT.

3.1. As part of the consideration for the services to be rendered under the Consulting Arrangement by Consultant, the Consultant shall be compensated at the rate of $10,000 per month, beginning on the Effective Date and continuing monthly for 60 months (the "Consulting Fee"). Payments shall be made within 10 days after the end of each month covered by this Agreement. Notwithstanding the foregoing, during the first 12 months of this Agreement, payment of the Consulting Fee shall accrue and be made within 5 business days after the end of the initial 12-month period; provided, however, that the Chief Executive Officer of the Company may have the Company make payments to Consultant of any such accrued Consulting Fee at any time during this initial 12-month period.

3.2. Consultant shall be entitled to reimbursement for any and all reasonable business expenses incurred on behalf of the Company, and with the prior written approval of the Company if expenses exceed $1,000, reimbursement being made on a monthly basis within 10 days of Consultant providing the Company with a written request for reimbursement which shall include confirmation of the requested expenses, including, but not limited to, receipts (the "Expense Report"). The Company shall have 5 days after receipt of the Expense Report to notify Consultant of any disputed expenses. To the extent the Company disputes any expenses and Consultant is not able to provide sufficient confirmation of the expenses, the Company may refuse to pay any such expenses in its sole and absolute discretion. For any flight over 3 hours the Company agrees that flying business class or first class is a reasonable business expense; however, Consultant must obtain the Company's written approval prior to incurring such expense. For any flight under 3 hours Consultant shall fly economy.

3.3. The Consultant shall receive that number of shares of the Company's common stock equal to 10% of the total number of issued and outstanding shares of the Company's common stock, on a fully diluted basis and taking into account the shares issued to Consultant, which shares shall fully vest on the Effective Date.. The certificate representing the shares shall be issued to Consultant within 10 days and shall be dated as of the Effective Date hereof. The Company acknowledges receipt of adequate consideration for the issuance of the shares. In the event of a reincorporation of the Company, the shares hereunder issued to Consultant shall be issued on the same terms as herein provided. The holdings of Consultant pursuant hereto shall be subject to anti-dilution provisions whereby, during the Consulting Period and regardless of whether the Company consummates an initial public offering of its common stock or its shares of common stock are listed on a national securities exchange, Consultant's holdings will remain at 10% of the Company total number of issued and outstanding shares of the Company's common stock, on a fully diluted basis (taking into effect the deemed exercise of all outstanding options and warrants), and of any entity into which the Company may be reincorporated or reconstituted, with the same anti dilution provisions. The Company represents and warrants to Consultant that when issued (i) such shares shall be duly paid, validly issued and non-assessable, and (ii) subject to applicable Federal and state securities laws, shall be freely transferable by Consultant. The Consultant shall notify the Company after any such transfer and provide the Company with the name and address of the transferee and the number of shares transferred. As a condition precedent to the Consultant being issued any stock in the Company, the Consultant agrees to complete a Subscription Agreement which shall include an Offeree Questionnaire wherein Consultant will represent, among other things, that Consultant is an "accredited investor" as that term is defined in relevant state and federal securities regulations.

3.4 This Agreement shall be automatically terminated if within the first twelve (12) months of the Consulting Period one of the following occur: (i) Consultant's voluntary resignation ; (ii) Consultant's death; (iii) Consultant's disability that results in Consultant's inability to perform under this Agreement; or (iv) Consultant being terminated for Cause (as defined in this Section 3.4). In the event this Agreement is terminated under this Section 3.4 then Consultant agrees that Consultant shall be entitled to retain a five percent (5.0%) ownership in the Company and not a ten percent (10.0%) ownership (the "Clawback"). In the event that the Clawback occurs, Consultant agrees to cooperate with the Company in canceling five percent (5.0%) of Consultant's shares, including, but not limited to, executing documents necessary to effectuate the cancellation. For purposes of this Section 3.4, "Cause" means (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage, or injury to the property or reputation of the Company or its subsidiaries; (ii) any serious crime or intentional, material act of fraud or dishonesty against the Company, (iii) the commission of a felony that results in material harm to the Company's business or the reputation of the Company or Consultant, (iv) habitual neglect of Consultant's reasonable duties (for reason other than illness or incapacity) which is not cured within thirty (30) days after written notice thereof by the Company's Chief Executive Offer to Consultant, (v) the intentional disregard of written, material policies of the Company which causes material loss,

damage, or injury to the property or reputation of the Company which is not cured within thirty (30) days after written notice thereof by the Company's Chief Executive Officer to Consultant, and (vi) any material breach of Consultant's ongoing obligation not to disclose confidential information. In order to terminate this Agreement for Cause or disability, the Company shall first obtain an opinion of one or more arbitrators that Cause exists. The process for the Company to obtain such an opinion shall comply with the dispute resolution provisions of Section 18 hereof to the extent possible.

4. **TERM OF CONSULTING ARRANGEMENT.** The Consulting Arrangement shall begin effective as of the Effective Date of this Agreement and shall continue for a period of sixty (60) months (the "Consulting Period") unless this Agreement is terminated pursuant to the terms hereof.

5. **CONFIDENTIALITY COVENANTS.**

5.1 ***Acknowledgments by the Consultant.*** The Consultant acknowledges that (a) during the Consulting Period and as a part of its Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; and (c) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.2 ***Agreements of the Consultant.*** In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

(i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that (a) was or became generally available to the public, other than as a result of a disclosure by the Consultant in breach of this Section 5.2; (b) became known to the Consultant from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; (c) is disclosed by the Company to a third party without restrictions on its disclosure; or (d) is independently developed by the Consultant.

(iii) The Consultant will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that,

as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will return to the Company all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

5.3 ***Disputes or Controversies.*** The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Accordingly, in the event of such dispute or controversy, the parties agree to negotiate, in good faith, a Protective Order to receive such Confidential Information.

5.4 ***Definitions.***

For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret.

(ii) information concerning the business and affairs of the Company, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

6. NON-COMPETITION AND NON-INTERFERENCE.

6.1 ***Acknowledgments by the Consultant.*** The Consultant acknowledges that: (a) the services to be performed by it under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company's business plans to be international in scope and its products are initially going to be marketed throughout the United States and North America and has rights to market them worldwide; (c) the Company competes with other businesses that are or could be located in any part of the United States and world wide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Company's business.

6.2 ***Covenants of the Consultant.*** In consideration of the acknowledgments by the Consultant, and in consideration of the compensation and benefits to be paid or provided to the Consultant by the Company, the Consultant covenants that during the Consulting Period and Post-Consulting Period it may not, directly or indirectly:

(a) be employed by, provide services to, consult with or own (directly or indirectly) any interest in any company that competes directly with the Company's products;

(b) whether for the Consultant's own account or for the account of any other person, solicit business of the same type as being carried on by the Company, from any person known by the Consultant to be a customer of the Company, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's Consulting Arrangement with the Company; and

(c) whether for the Consultant's own account or the account of any other person will not, directly or indirectly, solicit for employment by, other than for the Company, any person known by the Consultant to be employed at the time by the Company.

For purposes of this Section 6.2, the term "Post-Consulting Period" means the two (2) year period beginning on the date of termination of the Consultant's Consulting Arrangement with the Company.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

7. OTHER INTERESTS; EXCLUSIVITY.

7.1 The Company is aware that Consultant has now and will continue to have financial interests in other companies and businesses and the Company recognizes that these companies and businesses will require a majority of Consultant's time. The Company agrees that Consultant may continue to devote time to those outside interests. The Company is also aware that the principal of the Consultant may become engaged as a director or officer by other companies during the Consulting Period, and any fiduciary duties to such companies stand in priority to any duties owed the Company hereunder. In the event Consultant becomes aware of any actual or perceived conflict of interest, it shall immediately advise the Company thereof and refrain from providing consulting Services on such matter. Notwithstanding the foregoing, Consultant agrees to devote sufficient time and energy to accomplish the goals and provide the services specified herein.

7.2 The Company acknowledges that the covenants set forth in this Agreement will not in any way preclude Consultant from engaging in a lawful profession, trade or business of any kind or from becoming gainfully employed or retained, and furthermore, that during the Consulting Period, the Company agrees that Consultant is not bound exclusively to the Company, and may provide similar services to other public or private companies of Consultant's choice.

8. REPRESENTATIONS AND WARRANTIES. In connection with the engagement of Consultant hereunder, the Company hereby represents and warrants to Consultant that (i) the Company has full power and authority to enter into this Agreement; (ii) the Company is not a party to any action, suit, litigation or proceeding which could materially affect the business or financial condition thereof, and to the knowledge of the Company no such action, suit, litigation or proceeding is contemplated or has been threatened; (iii) with respect to that portion of the Information Documents that contain any forecasted, projected or estimated financial information, if any, (1) such forecast, projection or estimate was prepared using assumptions identified therein which the senior officers of the Company have no reason to believe were not, at the time of preparation, reasonable in the circumstances, and (2) the senior officers of the Company have no reason to believe that any such forecast, projection or estimate is misleading in any material respect in light of the assumptions used therein; and (iv) this Agreement has been authorized by all necessary corporate action on behalf of the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

In connection with the engagement of Consultant hereunder, Consultant hereby represents and warrants to the Company that (i) Consultant has full power and authority to enter into this Agreement; (ii) the Consultant is not a party to any action, suit, litigation or proceeding which could materially affect the business or financial condition thereof, and to the knowledge of the Consultant no such action, suit, litigation or proceeding is contemplated or has been

threatened; (iii) this Agreement has been authorized by all necessary corporate action on behalf of the Consultant and constitutes a legal and binding obligation of the Consultant, enforceable against the Consultant in accordance with the terms hereof, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

9. **RIGHT TO WITHDRAW.** Consultant may, at any time by giving notice in writing to the Company, withdraw from this engagement and terminate this Agreement if:

(a) a material adverse change occurs in the business, affairs, capital, liabilities (contingent or otherwise), condition (financial or otherwise), properties or assets of the Company;

(b) Consultant determines that any of the representations or warranties made by the Company in this Agreement is or may be, or has or may have become, materially false or untrue; or

(c) the Company fails to perform or comply with any covenant contained in this Agreement or otherwise required to be performed in connection with this Agreement or Consultant determines that the Company is at any time in material breach of the provisions of this Agreement.

The Company may, at any time by giving notice in writing to the Consultant, withdraw from this Agreement and terminate this Agreement if:

(a) a material adverse change occurs in the business, affairs, capital, liabilities (contingent or otherwise), condition (financial or otherwise), properties or assets of the Consultant;

(b) Consultant's principal dies or becomes incapacitated to such a degree that Consultant's principal is unable to perform under this Agreement;

(c) Consultant engages in one or more acts that constitutes cause as defined in Section 3.4. hereof.

In the event either party believes it has the right to terminate this Agreement under this Section 9, the party seeking to terminate shall provide the other party with written notice of its intent to terminate. The other party shall have thirty (30) days from receipt of the notice of intent to terminate to cure any alleged breach or otherwise remedy the reason for the termination. If the party receiving the notice does not cure the reason for termination within the thirty (30) day period then the other party may commence an arbitration pursuant to the dispute resolution provisions of Section 18 hereof. In the event that this Agreement is terminated by either the Consultant or the Company under this Section 9, all payments earned by the Consultant shall be paid, but if the Company is successful

in such arbitration, subject to the provisions of Section 18, the Consultant shall not be entitled to further payments.

9. **NOTICES.** All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by e-mail, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to the Consultant: 32 Camlet Court
Roseland, New Jersey 07068
E-Mail: lenosser@aol.com

If to the Company: 1776 Yorktown, Suite 550
Houston, Texas 77056
E-Mail: Mark@Nexalin-USA.com

11. **BINDING EFFECT.** This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

12. **ENTIRE AGREEMENT.** This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

13. **INDEMNIFICATION.** Consultant and the Company each hereby agrees to hold harmless and indemnify the other from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by either party as a result of either party's breach of any covenant or agreement made herein.

14. **SPECIFIC PERFORMANCE.** The Consultant acknowledges that its obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if it should default in its obligations under this Agreement. Accordingly, in the event of the failure by Consultant to perform its obligations hereunder, which failure constitutes a breach hereof by it, the Company may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the Consultant expressly waives the defense therein that the Company has an adequate remedy at law.

15. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

16. SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

17. FEES AND EXPENSES. Within 30 days of receipt of an invoice for Consultant's legal fees and expenses, the Corporation shall pay the Consultant's legal fees and expenses in connection with the negotiation and execution of this Agreement, up to an aggregate amount of $5,000.

18. CHOICE OF LAW; DISPUTE RESOLUTION. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, irrespective of its choice of law principles. Except for disputes, controversies and claims arising out of or relating to the Company's failure to pay Consultant any monies due Consultant under this Agreement (a "Payment Dispute"), all other disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto, shall be settled and determined by arbitration in New York, New York before the American Arbitration Association (the "AAA") in accordance with and pursuant to its then obtaining Rules for Commercial Arbitration. Any arbitration brought hereunder shall be heard by three (3) independent and impartial arbitrators. Two arbitrators shall be selected by the respective parties, one by the Consultant and one by the Company. The third arbitrator shall be appointed by the two party-appointed arbitrators or by the AAA if such two arbitrators cannot agree. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in such arbitration. However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision of this Agreement, and to that extent, the scope of their authority is limited. The arbitration award shall be final and binding upon the parties. Notwithstanding the foregoing, any Payment Dispute shall be exclusively brought in the state or Federal courts located in the County of New York, State of New York.

[*Signature Page Follows*]

IN WITNESS WHEREOF, Consultant has hereunto put its hand, and the Company has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:

US Asian Consulting Group, LLC

By: ______________________
Name: Leonard Osser
Title: Managing member

COMPANY:

Nexalin Technology, Inc.

By: ______________________
Name: Mark White
Title: CEO

Nexalin Technology, Inc.
1776 Yorktown, Suite 550
Houston, Texas 77056

January 2, 2019

US Asian Consulting Group, LLC
32 Camlet Court
Roseland, New Jersey 07068
Attn: Leonard Osser

Re: Amendment to Consulting Agreement

Dear Mr. Osser:

Reference is hereby made to that Consulting Agreement, dated May 9, 2018 (the "Agreement"), by and between US Asian Consulting Group, LLC ("Consultant") and Nexalin Technology, Inc. (the "Company"). Capitalized terms used in this letter, but not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

The purpose of this letter is to memorialize certain amendments and modifications to the Agreement. Therefore, Consultant and the Company hereby agree as follows:

1. Compensation. Section 3.3 of the Agreement is amended by replacing 10% with 9.999%

2. Except as expressly amended and modified hereby, the Agreement is in all respects ratified and confirmed by the parties hereto and all terms, conditions and provisions thereof shall remain in full force and effect.

Please acknowledge agreement and acceptance with the terms set forth in this letter by signing below and returning an executed copy of this letter to the undersigned at the address set forth above.

Nexalin Technology, Inc.

By: ______________________
Mark White
Chief Executive Officer

AGREED AND ACCEPTED:

US Asian Consulting Group, LLC

By: ______________________
Leonard Osser,
Principal

2165378.1

NEXALIN TECHNOLOGY, INC.

1776 YORKTOWN, SUITE 550
HOUSTON, TX 77056

March 4, 2021

US Asian Consulting Group, LLC
32 Camlet Ct.
Roseland, N.J. 07068
Attention: Leonard Osser

Dear Leonard:

Reference is made herein to that certain Consulting Agreement dated May 9, 2018 (the "Consulting Agreement") between US Asian Consulting Group, LLC ("US Asian") and our company, Nexalin Technology, Inc. ("Nexalin").

This letter agreement (this "Letter Agreement") sets forth the agreement we have reached regarding the modification and amendment of certain terms contained in the Consulting Agreement and other related matters.

Accordingly, the parties hereto agree as follows:

1. US Asian hereby waives and relinquishes any rights of protection against dilution afforded to it under of paragraph 3.3 of the Consulting Agreement; provided such dilution results from a transaction that (i) imputes a pre-money valuation to Nexalin of not less than \$7 million, (ii) raises not less than \$7 million, and (iii) imputes a post-money valuation to Nexalin of not less than \$25 million (the "Transaction"). In exchange for the waiver and relinquishment of such rights, Nexalin shall issue, within seven (7) days from the date hereof, to US Asian, or at the option of US Asian, to Leonard Osser and/or Marilyn Elson, the number of shares of Nexalin common stock sufficient for US Asian (together with Leonard Osser and Marilyn Elson) to own an aggregate amount (taking into account their current share ownership) of fifteen (15%) percent of the company's issued and outstanding shares as of the date of issuance (including the newly issued shares). The newly issued shares shall have a fair market value per share equal to \$0.01. Each of Nexalin, US Asian, Leonard Osser, and Marilyn Elson hereby agrees to (i) report, act and file all tax returns in all respects and for all purposes consistent with the understandings and valuation set forth herein; and (ii) not take any position (whether in audits, tax returns or otherwise) that is inconsistent with such understandings.

2. The Consulting Agreement, which is, by its terms due to expire on May 8, 2023, unless extended, shall be automatically extended for an additional period of eight (8) years upon the closing of the Transaction. References in the Consulting Agreement to "this Agreement" (and

indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Consulting Agreement as amended hereby. Except as expressly provided herein, the Consulting Agreement shall remain unchanged and in full force and effect.

3. As a condition to, and at the closing of, the Transaction, US Asian shall be paid in full for all unpaid fees and expenses that have accrued and are due and owing under the Consulting Agreement up to and including the date of closing of the Transaction.

4. Nexalin covenants that after closing of the Transaction, it shall use its best efforts to timely make all payments of fees and expenses due to US Asian under the Consulting Agreement. Following the Transaction, in the event that any payment due to US Asian under the Consulting Agreement is not made within thirty (30) days following the date on which such payment was due, interest shall accrue automatically on the outstanding amount at a per annum rate equal to 16.0%; provided, however, that in no event shall interest exceed the maximum legal rate permitted by applicable law.

5. US Asian shall have the right in its sole discretion to appoint one member to Nexalin's Board of Directors at any time after the closing of the Transaction. Notwithstanding the foregoing, until it exercises such right, US Asian may in its discretion appoint a representative to attend and observe Board of Directors meetings at any time during the term of the Consulting Agreement.

6. Leonard Osser is hereby appointed to the office of, and given the title of, Director of Chinese Operations of Nexalin (or such other title as he shall reasonably request from Nexalin). In such capacity, Mr. Osser shall perform such duties as Mr. Osser and Nexalin shall mutually agree, and, in the event that Mr. Osser decides that he should become an employee of Nexalin to fulfill such duties, he shall be paid an annual salary of $1.00 per year.

This Letter Agreement shall be binding upon and inure to the benefit of each of us, our heirs, executors, administrators, successors and assigns.

This Letter Agreement may not be modified, amended or discharged, in whole or in part, except by written agreement signed by all parties hereto (or their heirs, executors, administrators, successors and assigns).

If any one or more provisions contained in this Letter Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Letter Agreement, but this Letter Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

The terms of this Letter Agreement, and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Letter Agreement, shall at all times be construed and governed by the internal laws of the State of New York without regard to its conflict of laws principles.

Except for disputes, controversies and claims arising out of or relating to Nexalin's failure to pay US Asian any monies due it under this Letter Agreement or the Consulting Agreement (a "Payment Dispute"), all other disputes, controversies and claims arising out of or relating to this Letter Agreement or concerning the respective rights or obligations hereunder of the parties hereto, shall be settled and determined by arbitration in New York, New York before the American Arbitration Association (the "AAA") in accordance with and pursuant to its then obtaining Rules for Commercial Arbitration. Any arbitration brought hereunder shall be heard by three (3) independent and impartial arbitrators. Two arbitrators shall be selected by the respective parties, one by US Asian and one by Nexalin. The third arbitrator shall be appointed by the party-appointed arbitrators or by the AAA if such two arbitrators cannot agree. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in such arbitration. However, in any arbitration proceeding arising under this Letter Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision of this Letter Agreement, and to that extent, the scope of their authority is limited. The arbitration award shall be final and binding upon the parties.

Notwithstanding the foregoing, any Payment Dispute shall be exclusively brought in the state or Federal courts located in the County of New York, State of New York and in the event that US Asian brings any such action, Nexalin shall be responsible for and shall pay all costs and expenses of US Asian in connection with such action (including reasonable attorneys' fees).

Any process in connection with an action or proceeding instituted per the terms of this Letter Agreement may be served (i) by Federal Express at the respective address set forth in this Letter Agreement of the party to be served, which shall be deemed made upon delivery or (ii) by personal service and, in each case, whether within or without the State of New York or United States of America, shall constitute good and sufficient service, which shall be deemed made upon delivery.

This Letter Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same document. A facsimile or PDF signature, or a signature delivered by other electronic means, shall have the same validity and effect as an original and shall be treated as such.

[SIGNATURE PAGE TO FOLLOW]

If the foregoing correctly sets forth our understanding and agreement, kindly indicate your acceptance thereof by signing below and returning to us.

Very truly yours,

NEXALIN TECHNOLOGY, INC.

DocuSigned by:
Mark White 3/4/2021
By: 933AD95FCC37481

Name: Mark White
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

US ASIAN CONSULTING GROUP, LLC

By:______________________
Name: LEONARD OSSER
Title: MEMBER

____
LEONARD OSSER

____
MARILYN ELSON

{1320150.7 }

From: melson211@aol.com,
To: msiegel@wbny.com,
Subject: Fwd: Please approve.
Date: Sat, Mar 6, 2021 11:10 am

Approved
Marilyn Elson

Sent from my iPhone

Begin forwarded message:

> **From:** Mark White <mark@nexalin-usa.com>
> **Date:** March 5, 2021 at 2:30:43 PM EST
> **To:** "Siegel, Martin" <MSiegel@wbny.com>
> **Cc:** Marilyn Elson <melson211@aol.com>, Leonard Osser <lenosser@aol.com>
> **Subject: Re: FW: Please approve.**
>
> On behalf of Nexalin Technology, as CEO, I agree and confirm the statement in the email from Marty Siegel contained in this email thread..
>
> Mark White
> President / CEO
> (mobile email)
>
> On Fri, Mar 5, 2021, 11:24 AM Siegel, Martin <MSiegel@wbny.com> wrote:
>
> > This will clarify that paragraph 1 of that certain Letter Agreement between US Asian Consulting Group, LLC and Nexalin Technologies, Inc., in which US Asian agreed to waive its anti- dilution rights upon the closing of a Transaction, as defined in the Letter Agreement, was intended to mean, and does mean, that until such closing, US Asian retains those anti-dilution rights. Thus, upon issuance of any shares, including those issued to US Asian or to any officer, director consultant or others, or the agreement to issue shares or the award of shares even if not yet issued, prior to the closing of a Transaction, US Asian shall be issued sufficient shares to maintain its rights to 15 percent of the issued and outstanding shares immediately before the closing of a Transaction.
> >
> > Pease Reply all to indicate your agreement to this clarification.
> >
> > ---
> >
> >

From: lenosser@aol.com,
To: martinsiegelesq@gmail.com,
Subject: Fwd: Please approve.
Date: Sat, Mar 6, 2021 11:10 am

Approved Leonard Osser and approved by Leonard Osser for US Asian Consulting Group, LLC

Sent from my iPhone

Begin forwarded message:

> **From:** Mark White <mark@nexalin-usa.com>
> **Date:** March 5, 2021 at 14:30:43 EST
> **To:** "Siegel, Martin" <MSiegel@wbny.com>
> **Cc:** Marilyn Elson <melson211@aol.com>, Leonard Osser <lenosser@aol.com>
> **Subject: Re: FW: Please approve.**
>
> On behalf of Nexalin Technology, as CEO, I agree and confirm the statement in the email from Marty Siegel contained in this email thread..
>
> Mark White
> President / CEO
> (mobile email)
>
> On Fri, Mar 5, 2021, 11:24 AM Siegel, Martin <MSiegel@wbny.com> wrote:
>
>> This will clarify that paragraph 1 of that certain Letter Agreement between US Asian Consulting Group, LLC and Nexalin Technologies, Inc., in which US Asian agreed to waive its anti- dilution rights upon the closing of a Transaction, as defined in the Letter Agreement, was intended to mean, and does mean, that until such closing, US Asian retains those anti-dilution rights. Thus, upon issuance of any shares, including those issued to US Asian or to any officer, director consultant or others, or the agreement to issue shares or the award of shares even if not yet issued, prior to the closing of a Transaction, US Asian shall be issued sufficient shares to maintain its rights to 15 percent of the issued and outstanding shares immediately before the closing of a Transaction.
>>
>> Pease Reply all to indicate your agreement to this clarification.
>>
>> ---
>>
>>